EXHIBIT 99.1

External Investor Relations Contact: Kirin Smith PCG Advisory Group (646) 863-6519 ksmith@pcgadvisory.com	Investor Relations/Media Contact: Todd Waltz (408) 213-0940 investors@aemetis.com

Aemetis Reports Third Quarter 2022 Financial Results

Revenue Increased 44% over Q3 2022; EPS was $(0.46), Excluding Unitholder Redemption Charge related to Biogas Series A Preferred Unit Investor

CUPERTINO, Calif. – November 3, 2022 - Aemetis, Inc. (NASDAQ: AMTX), a renewable natural gas and renewable fuels company focused on negative carbon intensity products, today announced its financial results for the three and nine months ended September 30, 2022.

“Revenues for the third quarter of 2022 increased 44% to $71.8 million compared to $50 million during the third quarter of 2021 as ethanol sales increased to 15.7 million gallons in the quarter while the India biodiesel plant began shipments to Indian oil marketing companies in mid-September and generated $11 million of revenues in about two weeks under this tender offer,” said Todd Waltz, Chief Financial Officer of Aemetis. “Capital investment in multiple projects that reduce carbon intensity were $13.7 million for the third quarter of 2022 and $37.2 million year to date for 2022, as our engineering and construction teams moved forward with initiatives across our biogas, sustainable aviation fuel, renewable diesel, carbon capture, and low carbon renewable ethanol businesses,” added Waltz.

Earnings per share (EPS) was $(0.46) in Q3 2022, before a shareholder redemption charge of an estimated $1.55 per share to reflect the planned redemption of all of the outstanding preferred ownership in Aemetis Biogas.  Aemetis owns 100% of the common units of Aemetis Biogas and plans to repurchase 100% of the preferred units to become the sole equity owner of the biogas project.  The redemption charge reflects the expected valuation premium for the redemption of the preferred units by Aemetis.

Aemetis recently closed a $25 million project financing supported by the US Department of Agriculture Renewable Energy for America Program (REAP) to fund the construction of dairy biogas digesters and biogas pipelines to produce Renewable Natural Gas (RNG).  The financing was completed at a 5.95% interest rate and 0.25% USDA annual renewal fee which are fixed for five years, and has a highly favorable, 20-year repayment of principal.

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“We are pleased with the milestones accomplished during 2022, including the transfer to Aemetis of operational management of the 125-acre Riverbank Industrial Complex for our sustainable aviation fuel (SAF) and renewable diesel (RD) plant projects; the purchase of 24 acres at the Riverbank site for carbon capture and sequestration injection wells; and completion of off-take agreements for $3.8 billion of sustainable aviation fuel with major airlines and $3.2 billion of renewable diesel to fully contract the SAF/RD plant volumes for project financing,” said Eric McAfee, Chairman and CEO of Aemetis.  “The Aemetis Biogas RNG project is on schedule for an expected Q1 2023 In Service acceptance of several components of the project, including:  five additional dairy digesters; the Aemetis 40-mile biogas pipeline is completing construction and testing; the centralized biogas-to-RNG production facility is now in test and commissioning; and the RNG gas pipeline interconnection with PG&E is currently being tested,” added McAfee.

“Importantly, we closed and received funding of about $50 million from two lower-interest-rate credit facilities that provide up to $100 million of new financing in the aggregate, subject to availability terms, to fund the pre-project financing of the carbon reduction projects at the Keyes ethanol plant and to fund the pre-project financing of land, engineering, permitting, test wells and related equipment for the renewable jet/diesel plant and the pre-project financing of two CO2 sequestration wells”, McAfee stated.

These milestones reflect execution of the projects outlined in the Aemetis Five-Year Plan that are expected to produce negative carbon intensity products and rapidly grow value for Aemetis shareholders.  We invite investors to review the Aemetis Corporate Presentation on the Aemetis home page prior to the earnings call.

Today, Aemetis will host an earnings review call at 11:00 a.m. Pacific time (PT).

Live Participant Dial In (Toll Free): +1-888-506-0062 entry code 674127

Live Participant Dial In (International): +1-973-528-0137 entry code 674127

Webcast URL:  https://www.webcaster4.com/Webcast/Page/2211/46959

For details on the call, please visit http://www.aemetis.com/investors/conference-calls/

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Financial Results for the Three Months Ended September 30, 2022

Revenues during the third quarter of 2022 increased 44% to $71.8 million compared to $50 million for the third quarter of 2021.  Our California Ethanol operations experienced steady sales price with an increase in the volume of ethanol sold from 13.8 million gallons in the third quarter of 2021 to 15.7 million gallons in the third quarter of 2022. Delivered corn price increased from an average price of $7.99 per bushel during the third quarter of 2021 to $9.59 per bushel during the third quarter of 2022.  Our India Biodiesel segment began delivering under a tender offer in mid-September, delivering $11 million of biodiesel in about two weeks.

Gross loss for the third quarter of 2022 was $1.1 million, compared to $4.8 million gross loss during the third quarter of 2021.  Our California Ethanol segment accounted for $3.8 million gross loss, with offsetting gross profits of $2.8 million from our India Biodiesel segment.

Selling, general and administrative expenses were $6.9 million during the third quarter of 2022, compared to $5.1 million during the third quarter of 2021 as a result of investments in our ultra-low carbon initiatives and non-cash charges for stock compensation.

Operating loss was $7.6 million for the third quarter of 2022, compared to an operating loss of $9.9 million for the third quarter of 2021.

Interest expense during the third quarter of 2022 was $7.1 million, excluding accretion and other expenses in connection with Series A preferred units in our Aemetis Biogas LLC subsidiary, compared to $5.5 million during the third quarter of 2021.  Additionally, our Aemetis Biogas LLC subsidiary recognized $1.3 million of accretion and other expenses in connection with preference payments on its Series A preferred units during the third quarter of 2022 compared to $2.2 million during the third quarter of 2021 along with a loss on extinguishment on the Series A preferred units of an estimated $53.9 million during the third quarter of 2022 as a result of a charge related to the redemption of the Series A preferred units as part of the amendment to the Preferred Unit Purchase Agreement.  The redemption charge reflects the expected valuation premium for the redemption of the Series A preferred units by Aemetis. We engaged third parties to assist with the accounting and fair value calculations. We are completing our final review of the accounting and related charge, and at this time we do not believe the amount will change materially in the third quarter 10Q to be filed subsequently to this earnings release.

Net loss was $69.8 million for the third quarter of 2022, compared to a net loss of $17.6 million for the third quarter of 2021 driven primarily from the one-time unitholder redemption charge of $53.9 million or $1.55 per share. Absent this one-time charge, the net loss was $16 million representing $0.46 per share.

Cash at the end of the third quarter of 2022 was $251,000, compared to $7.8 million at the close of the fourth quarter of 2021.  Investments in capital projects of $13.7 million were made during the third quarter of 2022 further highlighting our commitment to build ultra-low carbon projects.

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Financial Results for the Nine Months Ended September 30, 2022

Revenues were $190.0 million for the first nine months of 2022, compared to $147.6 million for the nine months of 2021, driven by an increase in the selling price of ethanol to $2.86 per gallon from $2.49 per gallon on sales of 45.5 million gallons compared to 44.6 million gallons during the same period of 2021 along with sales of 7,000 metric tons of biodiesel at an average price of $1,550 per metric ton during the nine months ended September 30, 2022.

Gross loss for the nine months ended September 30, 2022 was $4.4 million, compared to a gross profit of $4.7 million during the first nine months of 2021, as the delivered corn price increased to $9.53 per bushel during the first nine months of 2022 from $7.62 per bushel during the same period of 2021 in a market where ethanol experienced similar price increases.

Selling, general and administrative expenses were $21.2 million during the nine months ended September 30, 2022, compared to $16.2 million during the first nine months of 2021, primarily attributable to non-cash stock compensation expense.

Operating loss was $25.7 million for the nine months ended September 30, 2022, compared to $21.0 million for the first nine months of 2021.

Interest expense was $20.0 million during the nine months ended September 30, 2022, excluding accretion and other expenses of Series A preferred units in our Aemetis Biogas LLC subsidiary, compared to interest expense of $17.9 million during the first nine months of 2021.  Additionally, our Aemetis Biogas LLC subsidiary recognized $4.4 million of accretion and other expenses in connection with preference payments on its Series A preferred units during the first nine months of 2022 compared to $7.9 million during the same period of 2021 along with a loss on extinguishment on the Series A preferred units of an estimated $53.9 million during the third quarter of 2022 as a result of a charge related to the redemption of the Series A preferred units as part of the  amendment to the Preferred Unit Purchase Agreement.  The redemption charge reflects the expected valuation premium for the redemption of the Series A preferred units by Aemetis.

Net loss for the nine months ended September 30, 2022, was $88.3 million, compared to a net loss of $46.3 million during the same period of 2021.  Included in net income for the nine months of 2022 is the receipt of a grant of $14.2 million from the from the United States Department of Agriculture (USDA) Biofuel Producer Program and the one-time unitholder redemption charge.

Investments in capital projects of $37.2 million were made during the first nine months of 2022 further indicating progress on our carbon intensity reduction projects.

About Aemetis

Aemetis has a mission to transform renewable energy with below zero carbon intensity transportation fuels. Aemetis has launched the Carbon Zero production process to decarbonize the transportation sector using today's infrastructure.

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Aemetis Carbon Zero products include zero-carbon fuels that can "drop-in" to be used in airplanes, truck, and ship fleets. Aemetis low-carbon fuels have substantially reduced carbon intensity compared to standard petroleum fossil-based fuels across their lifecycle.

Headquartered in Cupertino, California, Aemetis is an international renewable natural gas and renewable fuels, company focused on the acquisition, development, and commercialization of innovative technologies that replace petroleum-based products and reduce greenhouse gas emissions.  Founded in 2006, Aemetis has completed Phase 1 and is expanding a California biogas digester network and pipeline system to convert dairy waste gas into Renewable Natural Gas (RNG).  Aemetis owns and operates a 65 million gallon per year ethanol production facility in California's Central Valley near Modesto that supplies about 80 dairies with animal feed.  Aemetis also owns and operates a 50 million gallon per year production facility on the East Coast of India, producing high-quality distilled biodiesel and refined glycerin for customers in India and Europe.  Aemetis is developing the Carbon Zero Sustainable Aviation Fuel (SAF) and renewable diesel fuel biorefineries in California from renewable oils and orchard and forest waste.  Aemetis holds a portfolio of patents and exclusive technology licenses to produce renewable fuels and biochemicals.  For additional information about Aemetis, please visit www.aemetis.com.

NON-GAAP FINANCIAL INFORMATION

We have provided non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data. Adjusted EBITDA is defined as net income/(loss) plus (to the extent deducted in calculating such net income) interest expense, gain on extinguishment, income tax expense, intangible and other amortization expense, accretion expense, depreciation expense, gain on litigation, and share-based compensation expense.

Adjusted EBITDA is not calculated in accordance with GAAP and should not be considered as an alternative to net income/(loss), operating income or any other performance measures derived in accordance with GAAP or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a useful performance measure that is widely used within the industry in which we operate. In addition, management uses Adjusted EBITDA for reviewing financial results and for budgeting and planning purposes.  Adjusted EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison between companies.

Safe Harbor Statement

This news release contains forward-looking statements, including statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events or other statements that are not historical facts. Forward-looking statements in this news release include, without limitation, statements relating to our five-year growth plan; trends in market conditions with respect to prices for inputs for our products versus prices for our products; our ability to fund, develop, build, maintain and operate digesters, facilities and pipelines for our Dairy Renewable Natural Gas segment; our ability to fund, develop and operate our Carbon Capture and Sequestration projects, including obtaining required permits; our ability to receive awarded grants by meeting all of the required conditions, including meeting the minimum contributions; our ability to fund, develop and operate our sustainable aviation fuel and renewable biodiesel projects; our intention to repurchase the Series A preferred units relating to our Aemetis Biogas subsidiary and the expected valuation premium thereof; and our ability to raise additional capital. Words or phrases such as “anticipates,” “may,” “will,” “should,” “could,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on current assumptions and predictions and are subject to numerous market risks, uncertainties and other risks detailed in our reports filed with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2021, our Quarterly Report on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022, and September 30, 2022 and in our subsequent filings with the SEC.  Actual results or events could differ materially from those set forth or implied by such forward-looking statements and related assumptions due to certain factors, including, without limitation, competition in the ethanol, biodiesel and other industries in which we operate, commodity market risks including those that may result from current weather conditions, financial market risks, customer adoption, counter-party risks, risks associated with changes to federal policy or regulation. We are not obligated, and do not intend, to update any of these forward-looking statements at any time unless an update is required by applicable securities laws.

(Tables follow)

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AEMETIS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited, in thousands except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenues	$71,831	$49,895	$189,781	$147,586
Cost of goods sold	72,935	54,680	194,184	152,333
Gross loss	(1,104)	(4,785)	(4,403)	(4,747)

Research and development expense	52	22	139	66
Selling, general and admin. expense	6,867	5,087	21,234	16,222
Other operating income	(428)	-	(68)	-
Operating loss	(7,595)	(9,894)	(25,708)	(21,035)

Interest expense
Interest rate expense	5,456	4,408	14,819	14,902
Debt related fees and Amortization expense	1,633	1,140	5,199	3,045
Accretion and other expenses of Series A preferred units	1,274	2,185	4,420	7,928
Loss (gain) on debt extinguishment	53,886	--	53,886	(1,134)
Gain on litigation	-	--	(1,400)	-
Other (income) expense	(2)	(30)	(14,297)	483
Loss before income taxes	(69,842)	(17,597)	(88,335)	(46,259)

Income tax expense	3	--	13	7
Net loss	$(69,845)	$(17,597)	$(88,348)	$(46,266)

Net loss per common share
Basic	$(2.01)	$(0.55)	$(2.57)	$(1.55)
Diluted	$(2.01)	$(0.55)	$(2.57)	$(1.55)

Weighted average shares outstanding
Basic	34,769	31,857	34,344	29,818
Diluted	34,769	31,857	34,344	29,818

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AEMETIS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited, in thousands)

	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$251	$7,751
Accounts receivable	9,127	1,574
Inventories	10,431	5,126
Prepaid and other current assets	4,242	6,242
Total current assets	24,051	20,693

Property, plant and equipment, net	169,485	135,101
Right-of-use and other assets	5,339	5,037
Total assets	$198,875	$160,831

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$32,938	$16,415
Current portion of long term debt	10,204	8,192
Short term borrowings	18,816	14,586
Mandatorily redeemable Series B stock	3,992	3,806
Accrued property taxes	1,028	6,830
Accrued contingent litigation fees	-	6,200
Current portion of Series A preferred Units	112,401	3,169
Other liabilities	6,715	6,132
Total current liabilities	186,094	65,330

Total long term liabilities	200,671	215,739

Stockholders' deficit:
Series B convertible preferred stock	1	1
Common stock	35	33
Additional paid-in capital	226,883	205,305
Accumulated deficit	(409,575)	(321,227)
Accumulated other comprehensive loss	(5,234)	(4,350)
Total stockholders’ deficit	(187,890)	(120,238)
Total liabilities and stockholders' deficit	$198,875	$160,831

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RECONCILIATION OF ADJUSTED EBITDA TO NET LOSS

(unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net loss	$(69,845)	$(17,597)	$(88,348)	$(46,266)
Adjustments:
Interest expense	7,089	5,548	20,018	17,947
Depreciation expense	1,378	1,342	4,039	4,106
Accretion and other expenses of Series A preferred units	1,274	2,185	4,420	7,928
Share-based compensation	1,545	285	4,934	1,401
Intangibles and other amortization	12	11	35	35
Loss (gain) on debt extinguishment	53,886		53,886	(1,134)
Loss on lease termination	-	-	736	-
Gain on litigation	-	-	(1,400)	-
Income tax expense	3	-	13	7
Total adjustments	65,187	9,371	86,681	30,290
Adjusted EBITDA(1)	$(4,658)	$(8,226)	$(1,667)	$(15,976)

(1)   Included in Net Loss and Adjusted EBITDA is the cash receipt of a grant of $14.2 million from the United States Department of Agriculture (“USDA”) Biofuel Producer Program.

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PRODUCTION AND PRICE PERFORMANCE

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Ethanol
Gallons sold (in millions)	15.7	13.8	45.5	44.6
Average sales price/gallon	$2.85	$2.84	$2.86	$2.49
Percentage of nameplate capacity	114%	100%	110%	108%
WDG
Tons sold (in thousands)	102.4	93.2	306.8	298.6
Average sales price/ton	$127	$96	$129	$102
Delivered cost of corn
Bushels ground (in millions)	5.5	4.8	15.9	15.6
Average delivered cost / bushel	$9.59	$7.99	$9.53	$7.62
Dairy Renewable Natural Gas
MMBtu produced	16.8	13.1	45.7	24.1
Biodiesel
Metric tons sold (in thousands)	7.0	0.0	7.0	0.5
Average sales price/metric ton	$1,550	$0	$1,550	$1,024
Percentage of nameplate capacity	19%	0%	4%	1%
Refined glycerin
Metric tons sold (in thousands)	0.1	0.0	0.1	0.1
Average sales price/metric ton	$934	$0	$934	$956

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